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                                                                    EXHIBIT 10.9

                         FLEXIBLE PREMIUM LIFE INSURANCE
                 ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT


                  Insurer:                           Security Life of Denver
                  Policy Number:                     001079232
                  Bank:                              Heritage Bank
                  Insured:                           Robert L. Beauprez
                  Relationship of Bank to Insured:   Employer

         The respective rights and duties of the Bank and the Insured in the subject policy shall be as defined in the following:

I.       DEFINITIONS

         Refer to the policy contract for the definition of all terms in this Agreement.

II.      POLICY TITLE AND OWNERSHIP

         Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject split dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.     BENEFICIARY DESIGNATION RIGHTS

         The Insured (or assignee) shall have the right and power to designate a beneficiary(ies) to receive his share of the proceeds payable upon the death of the Insured and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.      PREMIUM PAYMENT METHOD

         The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.


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V.       TAXABLE BENEFIT

         Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Employee the amount of imputed income received each year on Form W2 or its equivalent.

VI.      DIVISION OF DEATH PROCEEDS

         Subject to Paragraph VII herein, the division of the death proceeds of the policy is as follows:

         A. The Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to seventy five percent (75%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy.

         B. Should the Insured not be employed by the Bank at the time of his or her death, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the following percentage of the proceeds described in subparagraph VI(A) hereinabove that corresponds to the year of service the Insured served with the Bank:

                         Total Years
                        of Employment
                        with the Bank                        Vested
                        -------------                        ------
                              1                                10%
                              2                                20%
                              3                                30%
                              4                                40%
                              5                                50%
                              6                                60%
                              7                                70%
                              8                                80%
                              9                                90%
                             10                               100%

         C.       The Bank shall be entitled to the remainder of such proceeds.

         D. The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.     DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

         The Bank shall at all times be entitled to an amount equal to the policy's cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash


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withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.    PREMIUM WAIVER

         If the policy contains a premiums waiver provision, such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX.      RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY
         ELECTION EXISTS

         In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

X.       TERMINATION OF AGREEMENT

         This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of any one of the following:

         A. The Insured shall leave the employ of the Bank (voluntarily or involuntarily) prior to 10 years of service with the Bank subject to limited death benefit as described in section VI(B), or

         B. The Insured shall be discharged from employment with the Bank for cause. Termination of Employment with cause ("Cause") shall mean the Bank may terminate employment of a Participant for the following reasons:

                  1. Engaging in willful misconduct that is materially injurious to Bank;

                  2. Embezzlement or misappropriation of funds or property of Bank by a Participant or the conviction of a Participant of a felony or the entrance of a plea of guilty by a Participant to a felony;

                  3. Failure or refusal by a Participant to devote his or her frill business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured by such Participant within thirty (30) days after notice has been given to a Participant; and

                  4. Any Federal or state statutes or regulations which require Bank, upon direction of the appropriate regulatory agency, to prohibit employment of a Participant in the business of banking or to require Bank to file a

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                           suspicious activities report because such Participant
                           has been convicted of or suspected of a crime involving fraud, dishonesty, moral turpitude or breach of trust.

         Upon such termination, the Insured (or assignee) shall have a ninety
(90) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of:

         A. The Bank's share of the cash value of the policy on the date of such assignment, as defined in this Agreement.

         B. The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

         Should the Insured (or assignee) fail to exercise this option within the prescribed ninety (90) day period, the Insured (or assignee) agrees that all of his rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

         Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

XI.      INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS

         The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XII.     AGREEMENT BINDING UPON THE PARTIES

         This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XIII.    NAMED FIDUCIARY AND PLAN ADMINISTRATOR

         Robert L. Beauprez is hereby designated the "Named Fiduciary" until resignation or removal by the Board of Directors. As Named Fiduciary, Robert L. Beauprez shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIV.     FUNDING POLICY

         The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.


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XV.      CLAIMS PROCEDURE FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR PLAN

         Claim forms or claim information as to the subject policy can be obtained by contacting Executive Benefit Administrators, Ltd. (303-758-2340). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, he should contact the office named above and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

         In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, he should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI.     GENDER

         Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVII.    INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

         The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

         Executed at Lafayette, CO this 28 day of July, 1999.

                                                Heritage Bank


/s/ Gerald P. Mitchell                     By:  /s/ Alice M. Bier
----------------------                          ------------------------------
Witness                                         Title: Chief Operating Officer

/s/ Gerald P. Mitchell                     By:  /s/ Robert L. Beauprez
----------------------                          ------------------------------
Witness                                         Robert L. Beauprez

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